Exhibit 4.3
DESCRIPTION OF SECURITIES

The following is a description of our capital stock. The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated bylaws, each of which are filed as exhibits to this Annual Report on Form 10-Kand are incorporated by reference herein. We encourage you to read our amended and restated articles of incorporation, amended and restated bylaws, and the applicable provisions of the Nevada Revised Statutes (“NRS”) for additional information.

Authorized Capital Stock

We have two classes of common stock: Class A and Class B. Our authorized capital stock consists of:

•1,000,000,000 shares of Class A common stock, par value $0.001 per share;

•100,000,000 shares of Class B common stock, par value $0.001 per share; and

•20,000,000 shares of preferred stock, par value $0.001 per share.

The Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by Nevada law or provided in our amended and restated articles of incorporation.

Class A common stock

Voting Rights. Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Dividend and Distribution Rights. Holders of shares of our Class A common stock are entitled to receive dividends or other distributions ratably with holders of shares of our Class B common stock when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends or other distributions and to any restrictions on the payment of dividends or other distributions imposed by the terms of any outstanding preferred stock, unless different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A common stock and the holders of a majority of the outstanding shares of the Class B common stock, each voting separately as a class.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock and Class B common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock, unless different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A common stock and the holders of a majority of the outstanding shares of the Class B common stock, each voting separately as a class.

Other Matters. All shares of our Class A common stock are fully paid and non-assessable. The Class A common stock is not subject to further calls or assessments by us. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There is no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of our Class A common stock are subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B common stock

Voting Rights. Holders of shares of our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders.

Dividend Rights. Holders of shares of our Class B common stock are entitled to receive dividends or other distributions ratably with holders of shares of our Class A common stock when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends or other distributions and to any restrictions on the payment of dividends or other distributions imposed by the terms of any outstanding preferred stock, unless different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A common stock and the holders of a majority of the outstanding shares of the Class B common stock, each voting separately as a class.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock and Class B common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock, unless different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A common stock and the holders of a majority of the outstanding shares of the Class B common stock, each voting separately as a class.

Conversion. Shares of our Class B common stock may be exchanged at any time, at the option of the holder, for newly issued shares of our Class A common stock, on a one-for-one basis (in which case shares of our Class B common stock will be canceled on a one-for-one basis upon any such conversion and issuance). Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer (as defined in our amended and restated articles of incorporation), whether or not for value, except for certain permitted transfers described in our amended and restated articles of incorporation. All outstanding shares of Class B common stock will convert automatically into shares of our Class A common stock at 5:00 p.m. New York City time on the date fixed by the Board that is no less than 61 days and no more than 180 days following the earliest to occur of (a) the date of the death or disability of the last to die or become disabled of the Founders; provided that if only one of the Founders has died or become disabled, a voting proxy will be automatically granted to the other Founder over all of the shares of Class B common stock held by the dead or disabled person, his controlled entities, and their permitted transferees, such that the proxy holder will have exclusive voting control over such shares of Class B common stock; or (b) the date that the number of shares of Class B common stock or securities convertible into or exchangeable for Class B common stock held by the Founders, their controlled entities, and their permitted transferees, is less than 20% of the number of such shares held by them immediately following the closing of our initial public offering.

Other Matters. Our amended and restated articles of incorporation does not entitle holders of our Class B common stock to preemptive or other subscription rights. There is no redemption or sinking fund provisions applicable to our Class B common stock. All shares of our Class B common stock are fully paid and non-assessable. Our Founders collectively own 100% of our outstanding Class B common stock.

Authorized but Unissued Preferred Stock

No shares of preferred stock are issued or outstanding.

Our amended and restated articles of incorporation permit our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock are available for issuance without further action by our stockholders. We are able to issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our Class A common stock might receive a premium for their Class A common stock over the market price of the Class A common stock. In addition, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends or other distributions on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control, or other corporate action. As a result of these or other factors, the issuance of preferred stock may have an adverse impact on the market price of our Class A common stock.

Anti-Takeover Effects of Our Amended and Restated Articles of incorporation and Amended and Restated Bylaws and Certain Provisions of Nevada Law

The provisions of the NRS, our amended and restated articles of incorporation, and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Nevada Law

Combinations with Interested Stockholders

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an

“interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.”

These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment.

In our amended and restated articles of incorporation, we have opted out of these provisions.

Acquisitions of Controlling Interests

Nevada law also protects a corporation and its stockholders from persons acquiring a “controlling interest” in a corporation. These provisions are found in NRS 78.378 through 78.3793. Pursuant to NRS 78.379, any person who acquires a controlling interest in a corporation may not exercise voting rights with respect to any “control shares” unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held at the request and at the expense of the acquiring person. NRS 78.3785 provides that a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. In the event that the control shares are accorded full voting rights, and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to dissenter’s rights under NRS Chapter 92A.

NRS 78.3788 provides that these statutes apply as of a particular date only to a corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the corporation’s stock ledger at all times during the 90 days immediately preceding that date, and which does business in Nevada directly or indirectly or through an affiliated corporation. NRS 78.378(2) provides that the corporation, by virtue of its articles of incorporation, bylaws or resolutions adopted by directors, may impose stricter requirements if it so desires. A corporation is entitled to opt out of these acquisition of controlling interest statutes by making an election in its articles of incorporation or bylaws, provided that the opt-out is in effect on the 10th day following the acquisition of a controlling interest by the acquiring person.

In our amended and restated bylaws, we have opted out of these statutes.

Dissenter’s Rights

Dissenting stockholders of a corporation engaged in certain major corporate transactions may be entitled to dissenter’s rights in Nevada. Pursuant to the NRS, stockholders who properly demand and perfect dissenter’s rights in connection with any corporate action giving rise to dissenter’s rights will have the right to receive payment of the fair value of their shares as determined by the District Court of the State of Nevada, plus interest, calculated in accordance with the applicable provisions of the NRS, on the amount to be the fair value, from the effective time of such corporate action through the date of payment of the judgment, in lieu of the consideration such stockholder would otherwise receive as a result of such action.

Under the NRS, a stockholder is entitled to dissent from, and obtain payment for, the fair value of the stockholder’s shares in the event of (i) certain acquisitions of a controlling interest in the corporation, (ii) consummation of a plan of merger, if approval by the stockholders is required for the merger, regardless of whether the stockholder is entitled to vote on the merger or if the domestic corporation is a subsidiary and is merged with its parent, or if the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133, (iii)

consummation of a plan of conversion to which the corporation is a party, (iv) consummation of a plan of exchange in which the corporation is a party, (iv) any corporate action taken pursuant to a vote of the stockholders, if the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares, or (v) any corporate action to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

Our amended and restated articles of incorporation do not provide for any dissenter’s rights in addition to those provided by the NRS.

Stockholder Derivative Actions

Under Nevada law, any of our stockholders may bring an action in our name to enforce any rights we have and procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Nevada law regarding derivative actions, including by making a pre-suit demand on our board of directors to pursue the claims or satisfying its burden to show that any pre-suit demand would be futile, and demonstrating that it is a fair and adequate representative of the interests of similarly-situated stockholders. Derivative actions may not be dismissed—including if there is a settlement—without notice to the stockholders and court approval.

Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Our amended and restated articles of incorporation and our amended and restated bylaws contain provisions that could make the following actions and transactions, among others, more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

Multiple Classes of Stock

Our amended and restated articles of incorporation provides for a multiple class common stock structure, which provides our Founders with significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions otherwise approved by our board of directors, such as a merger or other sale of our company or its assets.

Undesignated Preferred Stock

The ability to designate a series of our authorized “blank check” preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our amended and restated articles of incorporation and amended and restated bylaws provide that, subject to the terms of any series of preferred stock, a special meeting of stockholders may only be called by the chair of our board of directors, a majority of the directors then in office or by the Chief Executive Officer. To the extent permitted under applicable law, we may conduct meetings solely by means of remote communications.

Stockholder Action by Written Consent

Our amended and restated articles of incorporation provides that, before the date (the “Trigger Date”) that our Founders collectively no longer beneficially own more than fifty percent (50%) of the total combined voting power of the outstanding common stock entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting with a written consent by stockholders holding at least a majority of the voting power of the then-outstanding capital stock entitled to vote thereon, and from and after the Trigger Date, no action may be taken by our stockholders by written consent.

Requirements for Advance Notification of Stockholder Proposals and Nominations

Our amended and restated bylaws establishes advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Classified Board; Election and Removal of Directors; Filling Vacancies

Our amended and restated articles of incorporation provides that, from and after the Trigger Date, our board of directors will be divided into three classes, divided as nearly as equal in number as possible, where such directors in each class will serve for staggered three-year terms, with only one class of directors elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of the then-outstanding capital stock are able to elect any director standing for election. Consistent with the minimum requirements under Nevada law, our amended and restated articles of incorporation provides for the removal of any of our directors only upon a stockholder vote by the holders of not less than the minimum percentage of the voting power of the issued and outstanding shares of capital stock entitled to vote thereon, voting together as a single class, then permitted under the NRS (and not less than a majority), which presently is not less than 66⅔% of such voting power. Our amended and restated articles of incorporation provides that, from and after the Trigger Date, in addition to the minimum percentage of the voting power permitted under the NRS, directors may only be removed for cause. Further, our board of directors has the exclusive right to set the size of the board of directors, and any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by a resolution of the board of directors.

Amendment

Any amendment of our amended and restated articles of incorporation relating to our capital stock, the management of our business, our board of directors, stockholder action by written consent, calling special meetings of stockholders, forum selection and the liability of our directors and officers, or the amendment, alteration, rescission or repeal our amended and restated bylaws requires the approval by holders of at least 66⅔% of the voting power of all of the then-outstanding capital stock entitled to vote thereon, voting together as a single class. In addition, any amendment to our amended and restated bylaws requires the approval by holders of at least 66⅔% of the voting power of all of the then-outstanding capital stock entitled to vote thereon, voting together as a single class.

Exclusive Forum and Limited Waiver of Jury Trial

Our amended and restated articles of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Eighth Judicial District Court of the State of Nevada sitting in Clark County, Nevada, is the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative, (a) brought in the name or right of us or on our behalf, (b) asserting a claim for breach of any fiduciary duty owed by any current or former director, officer, stockholder, employee, or agent or fiduciary of us to us or our stockholders, (c) for any internal action (as defined in NRS 78.046), including any action asserting a claim against us arising pursuant to any provision of NRS Chapters 78 or 92A, our amended and restated articles of incorporation or our amended and restated bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the district court of the State of Nevada, (d) to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or our amended and restated bylaws, or (e) asserting a claim governed by the internal affairs doctrine; provided that such exclusive forum provisions do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Further, our amended and restated articles of incorporation provides that, in the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada is the sole and exclusive forum and, in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal district court of the United States located within the State of Nevada is the sole and exclusive forum. Unless we consent otherwise to the selection of an alternative forum, the federal district courts of the United States is the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act, against any person in connection with any offering of the our securities. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and, accordingly, we cannot be certain that a court would enforce such provision.

Our amended and restated articles of incorporation further provides that, to the fullest extent not inconsistent with any applicable U.S. federal laws (including the Securities Act and the Exchange Act), any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction (subject to the exclusive forum provisions in our amended and restated articles of incorporation) before the presiding judge as the trier of fact and not before a jury. Pursuant to NRS 78.046 (as amended effective May 30, 2025, pursuant to Assembly Bill No. 239), such requirement conclusively operates as a waiver of the right to trial by jury by each party to any such internal action, but not to the extent any such waiver would be inconsistent with or prohibited under the federal securities laws (including the Securities Act and the Exchange Act) and the rules and regulations thereunder. Under NRS 78.046, the limited waiver of trial by jury is only intended to apply to “internal actions” brought in state courts in the State of Nevada and does not limit or otherwise affect any right to a jury trial in any other action, suit or proceeding (including in state courts outside of Nevada and U.S. federal courts). Therefore, the limited waiver of trial by jury does not apply to claims brought under the Exchange Act, which are subject to exclusive federal jurisdiction, and only apply to Securities Act claims if such claims are properly brought in state courts in the State of Nevada and constitute an “internal action” under NRS 78.046.

To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum and limited jury waiver provisions in our amended and restated articles of incorporation, except our stockholders are not deemed to have waived (and cannot waive) compliance with the federal securities laws (including the Securities Act and the Exchange Act) and the rules and regulations thereunder. These choice of forum and jury waiver provisions, to the extent applicable and enforceable, may limit a stockholder’s ability to bring a claim in a judicial forum, even if such stockholder may believe such different forum or trial by jury to be favorable or convenient for disputes with us or any of our current or former directors, officers, other employees, or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find these provisions contained in our amended and restated articles of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions or before a jury, which could harm our business, results of operations, and financial condition.

Limitation on Liability and Indemnification

To the fullest extent permitted by NRS Chapter 78, our directors and officers are not liable to us or any of our stockholders or creditors for monetary damages for breaches of fiduciary duties as a director or officer. Under Nevada law, unless otherwise provided in the articles of incorporation or pursuant to certain statutory exceptions, a director or officer is not individually liable for damages as a result of an act or failure to act in his or her capacity as a director or officer unless a statutory presumption established under NRS 78.138(3) (that such person, in deciding upon matters of business, acted in good faith, on an informed basis and with a view to the interests of the corporation) has been rebutted, and it is proven both that the act or failure to act constituted a breach of a fiduciary duty as a director or officer and that such breach involved intentional misconduct, fraud or a knowing violation of law. Our amended and restated articles of incorporation and amended and restated bylaws include a provision that eliminates the individual liability of our directors and officers to the fullest extent permitted under Nevada law. In addition, we will indemnify, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is or was a director or officer of ours or, at our request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. We will pay expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay the amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, LLC. The transfer agent’s address is 28 Liberty Street, 53rd Floor, New York, NY 10005.

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “GEMI.”